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Take-Two Interactive Software, Inc.

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Attached is an email to employees distributed March 13, 2008 by Take-Two Interactive Software, Inc. (the “Company”) regarding the tender offer by Electronic Arts Inc.

EMAIL TO EMPLOYEES REGARDING TENDER OFFER BY ELECTRONIC ARTS INC.

Dear Team:

As you have no doubt heard, Electronic Arts announced today that it has made an unsolicited conditional tender offer to acquire all of Take-Two’s outstanding shares of common stock for $26 per share in cash. This means that EA is going directly to our shareholders with their offer and asking them to sell EA their shares, rather than negotiating with our Board of Directors.

Our Board has recommended that Take-Two stockholders take no action at the moment. We issued a press release regarding this today, which is included at the end of this email. To give you a clear sense of what comes next in this process, our Board, consistent with its fiduciary duties and with the advice of our independent financial and legal advisors, will review and consider the offer, and then will advise Take-Two’s stockholders of the Board’s position within 10 business days. As soon as that happens we will update all of you.

We want to assure you that both of us, as well as members of our Board, have significant experience with these types of situations and will act in the best interests of the Company, its stockholders and employees. We are confident that we are well prepared to navigate Take-Two through this period of heightened attention and stress.

While today’s news means EA is moving forward with its offer, an acquisition by EA is by no means a certainty. We ask again that you try not to let today’s news distract you from our important goals - delivering great games and making this the most creative, the most innovative and the most efficient company in our industry. There is great value in Take-Two and the best thing all of us can do during this time is stay focused on continuing to build the value of our business.

Sincerely,

Strauss and Ben

This communication does not constitute an offer to sell or invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to Electronic Arts’ tender offer or otherwise, nor does this communication constitute a solicitation of any vote or approval.